Exhibit 10.51

MERCURY GENERAL CORPORATION
LONG-TERM INCENTIVE PLAN

RESTRICTED PHANTOM STOCK UNIT AWARD AGREEMENT
Mercury General Corporation (the “Company”) hereby grants to the participant listed below (“Participant”), this award (the “Award”) of the number of phantom stock units (“Restricted Phantom Stock Units” or “RSUs”) listed below. Each RSU represents the right to receive the “Payout Value” in cash per RSU upon vesting specified in Section 1(b) of the terms and conditions attached hereto as Exhibit A (together with this grant notice, the “Award Agreement”).

Participant:	____________________________________________________
Grant Date:	____________________________________________________
Total Number of RSUs:	____________________________________________________
Vesting Schedule:	The RSUs shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date (each a “Vesting Date”).
Distribution Schedule:
The Payout Value for any vested RSUs shall be payable within 30 days following the applicable Vesting Date of the RSUs in accordance with Section 1(b) of the Award Agreement, provided that Participant shall not have had a Termination of Service prior to the applicable payment date.

By accepting this Award, Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Award. Participant understands and agrees that this Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the term of the Award or any portion of it.1
This Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

1 awards will be accepted electronically.
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EXHIBIT A

TERMS AND CONDITIONS
1.    Award of RSUs.
(a)    Vesting; Effect of Termination of Service. The RSUs subject to the RSU Award shall become eligible for payment in accordance with the Vesting Schedule set forth on the first page of this Award Agreement. In the event of Participant’s Termination of Service prior to the payment of the Payout Value (as defined below) with respect to any RSUs, such RSUs will terminate automatically and be forfeited without further notice. Unless and until the Payout Value with respect to the RSUs has been paid to Participant, Participant will have no right to any distribution with respect to such RSUs.
(b)    Payment. Subject to the terms and provisions of the Plan and this Award Agreement, Participant shall be eligible to receive a cash payment for each RSU for which the Vesting Date has occurred in accordance with the Vesting Schedule set forth on the first page of this Award Agreement in an amount equal to the Per Share Payout Value (as defined below) on the applicable Vesting Date for each such vested RSU (the “Payout Value”). Subject to Section 1(a), the Payout Value shall be paid to Participant within 30 days following the applicable Vesting Date of the RSUs, and shall be subject to any tax withholding required by Applicable Law. Once payment has been made on a RSU under this Section 1(b), then such RSU will be satisfied in full and no further payment will be due thereon. Notwithstanding anything to the contrary in the Plan or in this Award Agreement, the Administrator may, in its discretion, reduce or eliminate the Payout Value otherwise payable to Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Administrator determines appropriate. For purposes of this Agreement, the “Per Share Payout Value” will be equal to the average closing price per share of the Company’s Common Stock for the 30 calendar days preceding (and including) the applicable Vesting Date.
2.    Section 409A. This Award shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). This Award Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the cash payable hereunder shall be distributed to Participant no later than the later of: (a) the 15th day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (b) the 15th day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Award Agreement shall be treated as a separate and distinct payment.
3.    Forfeiture and Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment as provided in Section 3.6 of the Plan, notwithstanding any other agreement to the contrary. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By executing this Award Agreement, Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 3.6 of the Plan.
4.    Governing Law. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.
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5.    Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Award Agreement may be amended by the Administrator as provided in the Plan.
6.    Unfunded Status of Award. The Plan and this Award are intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to Participant pursuant to this Award, nothing contained in the Plan or this Award Agreement shall give Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
7.    No Stockholder Rights. This Award does not confer upon Participant any rights as a stockholder or any rights to receive any securities of the Company by virtue of the Plan or this Award Agreement. This Award represents only a potential payment in cash that may become payable on the terms and conditions set forth in the Plan and this Award Agreement and shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.

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